Exhibit 21.1

Subsidiaries of the Registrant

State of Organization
Subsidiary	or Incorporation
Lake Forest Bank and Trust Company	Illinois
North Shore Community Bank and Trust Company	Illinois
Hinsdale Bank and Trust Company	Illinois
Libertyville Bank and Trust Company	Illinois
Barrington Bank and Trust Company, N.A.	National Banking Association
Crystal Lake Bank and Trust Company, N.A.	National Banking Association
Northbrook Bank and Trust Company	Illinois
Advantage National Bancorp, Inc.	Illinois
Advantage National Bank	National Banking Association
Village Bancorp, Inc.	Delaware
Village Bank & Trust of Arlington Heights	Illinois
Crabtree Capital Corporation	Delaware
First Insurance Funding Corporation	Illinois
Tricom, Inc. of Milwaukee	Wisconsin
Wayne Hummer Trust Company, N.A.	National Banking Association
Wintrust Capital Trust I	Delaware
Wintrust Capital Trust II	Delaware
Wintrust Capital Trust III	Delaware
Wintrust Statutory Trust IV	Connecticut
Wintrust Information Technology Services	Illinois
Wayne Hummer Investments, LLC	Delaware
Wayne Hummer Asset Management Company	Illinois
Focused Investments, LLC	Illinois